                                                                     EXHIBIT 11

         STATEMENT REGARDING COMPUTATION OF PRIMARY EARNINGS PER SHARE

                                                     THREE             SIX
                                                     MONTHS           MONTHS
                                                     ENDED            ENDED
                                                    6/30/97          6/30/97
                                                  ----------       ----------
Weighted average shares
   outstanding                                     10,032,000       9,794,000

Weighted average common stock
   equivalents outstanding:
        Common stock
        Options                                       554,000
        Warrants                                      172,000
                                                   ----------
        Total                                         726,000

Assumed treasury stock
  repurchases:
        Common stock
        Options                                       326,000
        Warrants                                       44,000
                                                   ----------
        Total                                         370,000

Net weighted average common stock                  ----------
   equivalents                                        356,000



Total primary weighted average
   common stock and common stock                   ----------
   equivalents outstanding                         10,388,000
                                                   ----------


Note: The effect of common stock equivalents was excluded from the calculation for the six months ended June 30, 1997 due to the net loss recorded in such period.





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